Exhibit 99.1

                              [LOGO] Independence
                                     Community Bank Corp.

                                   PRESS RELEASE
--------------------------------------------------------------------------------
                                   195 Montague Street, Brooklyn, New York 11201

  Independence Community Bank Corp. Reports a 14% Increase in Diluted Earnings
                    Per Share for the Second Quarter of 2003

      BROOKLYN, N.Y., July 21, 2003 -- Independence Community Bank Corp. (Nasdaq: ICBC), reported that diluted earnings per share increased 14% to $0.65 and 15% to $1.27 per share for the three and six months ended June 30, 2003, respectively, compared to the three months and six months ended June 30, 2002. Similarly, net income increased 8% to $34.1 million and 11% to $67.1 million for the 2003 periods when compared to the same three and six month periods in 2002.

      When comparing the second quarter to the quarter ended March 31, 2003, net income increased $1.1 million, or 3%, from $33.0 million while diluted earnings per share increased 5% from $0.62.

      Alan H. Fishman, President and Chief Executive Officer, commented, "We continue our positive trend in earnings growth in a challenging banking environment. Our core businesses have been very active, for the quarter and for that matter, most of the year. Loan pipelines and loan origination activity have been quite robust. Our mortgage warehouse business, providing short-term funding to mortgage bankers, located primarily in the New York metropolitan area, has reached record levels fueled by the historically high mortgage refinance market. Additionally, both commercial and consumer deposit relationships continue to be developed and have resulted in significant core deposit growth."

      Commenting on recent developments, Mr. Fishman stated, "While not impacting second quarter results, we are confident that the expansion of our commercial real estate lending to the Baltimore - Washington DC area will lead to higher earnings. We have studied and planned our expansion for well over a year and are confident that we have the appropriate processes and controls in place to accomplish our goals in a prudent way."

      Mr. Fishman continued, "The Company has prudently executed the various components of its business model to ensure continued earnings growth. We have continued to experience significant repayment in the Company's loan and securities portfolios, resulting in margin compression. In this environment, the Company has chosen to sell a substantial portion of newly originated multi-family mortgage loans into the secondary market, generating fee income to offset the reduction in margin.

      "We are carefully managing our balance sheet -- in terms of growth, mix, risk profile, repricing and maturity characteristics. The Company is minimizing its investment in long-term low yielding assets and is avoiding changing the composition of its exposure to interest rate risk."

      Net Interest Margin

      Net interest margin was 3.77% for the quarter ended June 30, 2003, a decrease of 20 basis points and 58 basis points from the quarters ended March 31, 2003 and June 30, 2002, respectively. Net interest margin was 3.87% and 4.27% for the six months ended June 30, 2003 and June 30, 2002, respectively. The compression in net interest margin was attributable to the low interest rate environment and the resultant active refinance market. The Company has continued to experience accelerated repayments in its mortgage-backed securities, multi-family residential mortgage loans and single-family and cooperative loan portfolios, while new assets for portfolio retention are being originated at significantly lower yields. In order to minimize the impact of the decline in asset yields, the Company has continued its strategy of increasing the portion of its deposit base comprised of lower costing core deposits. Overall, based upon the current yield curve, the yield on the Company's interest-earning assets has declined to a greater degree than the cost of its interest-bearing liabilities.

      For the quarter ended June 30, 2003, the weighted average interest rate earned on interest-earning assets declined 38 basis points compared to the quarter ended March 31, 2003. In comparison, the weighted average interest rate paid on interest-bearing liabilities declined 19 basis points compared to the quarter ended March 31, 2003. However, the Company's business model strives to offset the decline in the net interest margin by, among other things, emphasizing fee income and, in particular, its secondary market mortgage financing activities.

      Balance Sheet Overview

      Total assets were $9.01 billion at June 30, 2003 compared with $7.96 billion at June 30, 2002 and $8.02 billion at December 31, 2002. For the quarter ended June 30, 2003 compared to the quarter ended June 30, 2002, average interest-earning assets increased $499.1 million primarily due to an increase in the average balance of securities available-for-sale of $647.3 million which was partially offset by a decrease of $220.2 million in the average balance of loans.

      Excluding mortgage warehouse lines of credit, the Company originated loans totaling $950.3 million and $1.74 billion during the quarter and six months ended June 30, 2003 of which $381.0 million and $641.9 million were retained for portfolio, with the remainder being originated for sale in the secondary market.

      The average aggregate balance of commercial real estate and commercial business loans increased $84.6 million to $1.89 billion for the quarter ended June 30, 2003 compared with the quarter ended June 30, 2002. For the six months ended June 30, 2003, the average balance of these loans increased $120.0 million to $1.88 billion, compared to the six months ended June 30, 2002. At June 30, 2003, commercial real estate and commercial business loans comprised in the aggregate 33.9% of the total loan portfolio as compared to 32.9% at December 31, 2002 and 31.4% at June 30, 2002, keeping in line with the strategy of increasing the Company's investment in higher yielding assets.

      The average balance of mortgage warehouse lines of credit increased $355.8 million to $657.7 million and $308.0 million to $630.5 million for the quarter and six months ended June 30, 2003 compared to the quarter and six months ended June 30, 2002 as the demand for short-term funding by mortgage bankers remained strong. The increase in this floating rate portfolio has absorbed a portion of the excess liquidity resulting from the accelerated prepayment of loans and investment securities.

      Offsetting the increases in the aforementioned loan categories was a drop in the average balance of multi-family residential loans of $420.3 million and $350.0 million for the quarter and six months ended June 30, 2003 compared to the quarter and six months ended June 30, 2002. Also contributing to the decrease was a decline in the aggregate average balance of single-family and cooperative apartment loans of $291.0 million and $290.0 million, respectively, for the same comparative periods. The Company has de-emphasized the origination of single-family and cooperative loans for portfolio and has allowed this legacy portfolio to run-off, which rate has increased with the continued low rate interest environment.

      Average deposits grew $187.5 million and $157.1 million for the quarter and six months ended June 30, 2003, compared to the quarter and six months ended June 30, 2002. However, the average balance of lower costing core deposits (consisting of all deposits other than time deposits) increased $392.7 million and $375.5 million during the same respective time periods as the Company was able to continue the shift in the composition of the deposit portfolio from higher costing time deposits to less expensive core deposits. During the year, the Company has successfully generated over $300.0 million of core deposits. The deposits have been generated through three delivery channels: commercial loan relationships, retail deposits and de-novo branch activities. The Company has opened four de novo branches this year and anticipates opening approximately another eight by the end of 2003.

      Average borrowings increased $363.6 million and $262.0 million for the quarter and six months ended June 30, 2003, compared to the quarter and six months ended June 30, 2002 as the Company utilized borrowings as an interim funding source. During the second quarter the Company strategically determined to borrow approximately $500.0 million of short-term low costing floating rate Federal Home Loan Bank borrowings, investing the funds primarily in mortgage-backed securities with characteristics designed to minimize both interest rate risk and extension risk while maximizing yield. The Company anticipates replacing a portion of these short-term borrowings with lower costing core deposits.

      The Company is managing its leverage position and has a borrowing to asset ratio of 27% at June 30, 2003.

      On a linked quarter basis, average interest-earning assets increased by $507.0 million for the three months ended June 30, 2003 compared to the three months ended March 31, 2003. This increase was primarily due to an increase in the average balance of securities available-for-sale of $638.9 million, partially offset by decreases in total loans outstanding of $81.9 million and other interest-earning assets of $50.0 million. The increase in securities available-for-sale was due to the absorption of liquidity from the significant repayment in the Company's loan portfolios and the leveraging of the balance sheet in the second quarter of 2003.

      Contributing to the decline in the average balance of loans on a linked quarter basis was a decrease in multi-family residential loans of $108.3 million together with decreases in the single-family and co-operative loan portfolios aggregating $73.7 million. Partially offsetting these decreases, were increases in commercial real estate and commercial business loans of $24.9 million and mortgage warehouse lines of credit of $54.8 million.

      On a linked quarter basis, the average balance of borrowings increased $317.2 million from the quarter ended March 31, 2003 compared to the quarter ended June 30, 2003 primarily to fund securities purchases. The average balance of deposits increased $163.1 million while the average balance of lower costing core deposits increased $217.0 million compared with a decrease in higher costing certificates of deposits of $53.9 million.

      Core Deposit Generation

      Lower costing core deposits have grown by $452.7 million, or 14.1%, to $3.67 billion at June 30, 2003 compared to June 30, 2002 and grew by $315.6 million, or 9.4%, compared to December 31, 2002. Core deposits, which consist of all deposits other than certificates of deposit, represented approximately 71% of total deposits at June 30, 2003 compared to 68% at December 31, 2002 and 65% at June 30, 2002. This continued increase reflects the success of the Company's strategy to increase core deposits by its continued emphasis on expanding commercial and consumer relationships. The increase in core deposits assisted in driving down the cost of deposits by 65 basis points in the quarter ended June 2003 compared to the quarter ended June 2002.

      Subordinated Notes

      During June 2003, the Bank issued $150.0 million aggregate principal amount of 3.50% Fixed Rate/Floating Rate Subordinated Notes Due 2013 ("Notes"). The Notes bear interest at a fixed rate of 3.50% per annum for the first five years and convert to a floating rate thereafter until maturity based on the US dollar three-month LIBOR plus 2.06%. The Notes are redeemable at par beginning on June 20, 2008. The net proceeds from the offering will be used for general corporate purposes. The Notes qualify as Tier 2 capital under the capital guidelines of the Federal Deposit Insurance Corporation at the Bank level.

      Expanded Non-Interest Income

      Emphasis on fee-based income continues to be a focal point throughout the operations of the Company. The Company experienced a 66.4% increase in non-interest income, to $27.9 million for the quarter ended June 30, 2003 from $16.8 million for the quarter ended June 30, 2002. One of the primary drivers of this expansion is revenue derived from the Company's mortgage-financing activities. Non-interest income increased $21.2 million, or 64.3%, to $54.2 million for the six months ended June 30, 2003, compared to $33.0 million for the six months ended June 30, 2002. On a linked quarter basis, non-interest income increased to $27.9 million from $26.2 million compared with the quarter ended March 31, 2003.

      The Company recorded income from mortgage-financing activities for the quarter and six months ended June 30, 2003 of $7.0 million and $15.7 million, respectively, which is an increase of $4.5 million and $10.9 million compared to the same periods ended June 30, 2002. By comparison, the Company recorded $8.6 million in income from mortgage-financing activities in the quarter ended March 31, 2003. Mortgage-financing activity revenue is derived from loans sold in the secondary market. As a result of the current interest rate environment and as part of the Company's business model, the Company has originated multi-family residential loans for sale, servicing retained, to Fannie Mae. The Company sold multi-family loans totaling $496.0 million during the quarter ended June 30, 2003 compared to $216.7 million during the quarter ended June 30, 2002 and $570.5 million during the quarter ended March 31, 2003.

      Service fees increased $6.2 million or 52.9% and $9.2 million or 39.8% for the three and six months ended June 30, 2003 compared to the same periods in the prior year and increased $3.1 million compared to the quarter ended March 31, 2003. The Company receives fees associated with the prepayment and modification of loans which have offset, in part, the decline in the net interest margin. Prepayment and modification fees, which are included in service fees, increased $5.1 million to $7.9 million and $7.0 million to $12.9 million for the quarter and six months ended June 30, 2003 compared with the same periods in the prior year. On a linked quarter basis, the aggregate of these fees increased by $2.9 million from $5.0 million for the quarter ended March 31, 2003 to $7.9 million for the quarter ended June 30, 2003.

      Another component of service fees are revenues generated from the branch network which grew by $1.2 million, or 15.4%, and $2.2 million, or 14.9% for the quarter and six months ended June 30, 2003 compared to the quarter and six months ended June 30, 2002. The increase was primarily due to increased service fees on deposit accounts resulting from the growth in core deposits together with fees from expanded products and services.

      The Company also recorded an increase for the quarter and six months ended June 30, 2003 of approximately $0.5 million and $1.0 million, respectively, compared to the same periods in the prior year in income related to its bank owned life insurance ("BOLI").

      Asset Quality

      The Company continues to emphasize asset quality as a key component to achieving consistent earnings. Non-performing assets as a percentage of total assets amounted to 0.55% at June 30, 2003 compared to 0.64% at March 31, 2003 and 0.52% at December 31, 2002. On a linked quarter basis, non-performing assets decreased by $2.5 million to $49.7 million at June 30, 2003, primarily due to decreases in non-accrual loans of $1.6 million and loans past due 90 days or more as to principal of $0.9 million. Non-performing assets increased by $8.1 million to $49.7 million at June 30, 2003 compared to December 31, 2002 due to a $10.2 million increase in non-accrual loans which was partially offset by a decrease of $2.0 million in loans past due 90 days or more as to principal.

      During the six months ended June 30, 2003, the Company recorded a $3.5 million provision for loan losses and incurred $5.5 million of net charge-offs, resulting in an allowance for loan losses at June 30, 2003 of $78.5 million.

      The allowance for loan losses as a percent of total loans was 1.41% at June 30, 2003 compared to 1.38% at December 31, 2002. As of June 30, 2003, management believed the allowance was at a level which covered all known and inherent losses in the Company's loan portfolio that were both probable and reasonably estimable.

      The Company does not participate in any shared national credit loans.

      Non-Interest Expense

      Non-interest expense increased by $2.3 million and $4.4 million for the quarter and six months ended June 30, 2003 as compared to the same periods last year. The increases for the three and six month periods were primarily attributable to increases of $3.0 million and $4.4 million, respectively, in compensation and benefit costs.

      For both the second quarter and first six months of 2003, the increases in compensation and benefits expenses were primarily due to costs associated with the expansion of the Company's commercial and retail banking and lending operations during the past year. The Company also experienced increased salary, health insurance costs and retirement expenses.

      Non-interest expense on a linked quarter basis increased $1.4 million to $47.3 million for the quarter ended June 30, 2003 from $46.0 million for the quarter ended March 31, 2003. The increase is due, in part, to annual officer merit increases, higher management incentive costs and deferred compensation costs partially offset by lower amortization of intangible assets.

      Stock Repurchases

      During the quarter ended June 30, 2003, the Company repurchased approximately 0.6 million shares at an average price of $26.71 and during the six months ended June 30, 2003 repurchased approximately 1.9 million shares at an average price of $26.11. The Company is currently conducting its tenth stock repurchase program covering a total of three million shares and has approximately 0.7 million shares remaining to be purchased under such program.

      Management Succession

      Mr. Fishman also announced that John B. Zurell, Executive Vice President and Chief Financial Officer, will retire at the end of the third quarter of 2003. Frank W. Baier, Senior Vice President and Treasurer, will succeed Mr. Zurell as Chief Financial Officer effective August 16, 2003. Mr. Baier, a certified public accountant with an extensive financial background, joined the Company in June 2001. Prior to joining Independence, Mr. Baier served in various auditing, accounting and treasury functions at both financial services and consumer product companies. Over the last several quarters, Mr. Baier has been working closely with Mr. Zurell to ensure a seamless transition.

      Post Earnings Conference Call

      The Company will conduct a conference call on July 22, 2003 at 11:00 am Eastern Time to discuss highlights of its second quarter 2003 earnings. The call will be simultaneously webcast on the Company's investor relations web page at http://investor.myindependence.com. The conference call will also be available via dial-in at 800-915-4836 for domestic callers and at 973-317-5319 for international callers.

      There will be a replay of this conference call beginning July 22, 2003 at 1:00 pm and will be available through July 29, 2003 at 11:59 pm Eastern Time. The replay can be accessed by dialing 800-428-6051 for domestic callers and 973-709-2089 for international callers. The replay passcode is 299288.

      Independence Community Bank Corp. is the holding company for Independence Community Bank. The Bank, originally chartered in 1850, currently operates 78 full-service branches located in the greater New York City metropolitan area, which includes the five boroughs of New York City, Nassau, Suffolk and Westchester Counties and northern New Jersey. The Bank has three key business divisions: Commercial Real Estate Lending, Consumer Banking and Business Banking and is actively targeting small and mid-size businesses. The Bank maintains its community orientation by offering its diverse communities a wide range of financial products and by emphasizing customer service, superior value and convenience. The Bank's web address is www.myindependence.com.

      Statements contained in this news release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income; competitive factors which could affect net interest income and non-interest income, general economic conditions which could affect the volume of loan originations, deposit flows, real estate values, the levels of non-interest income and the amount of loan losses as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward looking statements to reflect events or circumstances that occur after the date on which such statements were made.

                        INDEPENDENCE COMMUNITY BANK CORP.
                 Consolidated Statements of Financial Condition
                             (Dollars in thousands)

                                        June 30,     December 31,     June 30,
                                          2003           2002           2002
                                      -----------    -----------    -----------
                                       (Unaudited)    (Audited)     (Unaudited)
ASSETS:
Cash and due from banks               $   239,388    $   199,057    $   178,878
                                      -----------    -----------    -----------

Securities available-for-sale:
  Investment securities                   306,467        224,908        140,791
  Mortgage-related
   securities                           2,197,483      1,038,742      1,164,049
                                      -----------    -----------    -----------
Total securities
 available-for-sale                     2,503,950      1,263,650      1,304,840
                                      -----------    -----------    -----------

Loans available-for-sale                   62,058        114,379          8,832
                                      -----------    -----------    -----------

Mortgage loans                          3,942,160      4,298,040      4,564,415
Other loans                             1,615,477      1,519,333      1,366,182
                                      -----------    -----------    -----------
  Total loans                           5,557,637      5,817,373      5,930,597
  Less: allowance for
   possible loan losses                   (78,505)       (80,547)       (80,126)
                                      -----------    -----------    -----------
  Total loans, net                      5,479,132      5,736,826      5,850,471
                                      -----------    -----------    -----------

Premises, furniture and
 equipment, net                            87,686         85,395         84,542
Accrued interest receivable                39,469         36,530         40,237
Goodwill                                  185,161        185,161        185,161
Intangible assets, net                        476          2,046          5,413
Bank owned life insurance ("BOLI")        172,058        168,357        116,173
Other assets                              242,952        232,242        184,192
                                      -----------    -----------    -----------
  Total assets                        $ 9,012,330    $ 8,023,643    $ 7,958,739
                                      ===========    ===========    ===========

LIABILITIES AND STOCKHOLDERS'
 EQUITY:
Deposits                              $ 5,153,666    $ 4,940,060    $ 4,919,387
Borrowings                              2,431,550      1,931,550      1,884,550
Subordinated notes                        148,377             --             --
Escrow and other deposits                  69,000         34,574         50,134
Accrued expenses and other
 liabilities                              273,406        197,191        197,529
                                      -----------    -----------    -----------
  Total liabilities                     8,075,999      7,103,375      7,051,600
                                      -----------    -----------    -----------

Stockholders' equity:
 Common stock ($.01 par value,
  125,000,000 shares authorized,
  76,043,750 shares issued;
  54,727,040, 56,248,898 and
  57,528,423 shares outstanding at
  June 30, 2003, December 31, 2002
  and June 30, 2002, respectively)            760            760            760
 Additional paid-in-capital               744,654        742,006        737,040
 Treasury stock at cost; 21,316,710,
  19,794,852 and 18,515,327 shares
  at June 30, 2003, December 31,
  2002 and June 30, 2002,
  respectively                           (362,323)      (318,182)      (277,545)
 Unallocated common stock held
  by ESOP                                 (71,682)       (74,154)       (76,626)
 Unvested awards under
  Recognition Plan                         (8,096)       (11,782)       (14,145)
 Retained earnings, substantially
  restricted                              627,067        575,927        528,162
 Accumulated other comprehensive
  income:
  Net unrealized gain on securities
  available-for-sale, net of tax           12,663          7,564          9,493
 Unrealized losses on cash flow
  hedges, net of tax                       (6,712)        (1,871)            --
                                      -----------    -----------    -----------
 Total stockholders' equity               936,331        920,268        907,139
                                      -----------    -----------    -----------

 Total liabilities and
  stockholders' equity                $ 9,012,330    $ 8,023,643    $ 7,958,739
                                      ===========    ===========    ===========

                        INDEPENDENCE COMMUNITY BANK CORP.
                        Consolidated Statements of Income
                      (In thousands, except per share data)
                                   (Unaudited)

                                   Three Months Ended         Six Months Ended
                            ----------------------------------------------------
                            June 30,   March 31,  June 30,   June 30,   June 30,
                              2003       2003       2002       2003       2002
                            --------   ---------  --------   --------   --------
Interest income:
Mortgage loans              $ 68,363   $ 72,512   $ 82,572   $140,874   $167,042
Other loans                   19,972     19,887     19,629     39,859     38,148
Loans available-
 for-sale                      1,446      1,506        477      2,952        558
Investment securities          4,003      2,592      1,964      6,595      3,805
Mortgage-related
 securities                   15,789     12,190     18,082     27,979     32,252
Other                          1,673      2,009      1,382      3,682      3,105
                            --------   --------   --------   --------   --------
  Total interest
   income                    111,246    110,696    124,106    221,941    244,910
                            --------   --------   --------   --------   --------

Interest expense:
Deposits                      13,369     14,990     21,058     28,358     44,370
Borrowings                    23,739     22,681     23,003     46,421     45,407
Subordinated notes               171         --         --        171         --
Trust preferred
 securities                       --         --        263         --        524
                            --------   --------   --------   --------   --------
Total interest
 expense                      37,279     37,671     44,324     74,950     90,301
                            --------   --------   --------   --------   --------

Net interest income           73,967     73,025     79,782    146,991    154,609

Provision for loan
 losses                        1,500      2,000      2,000      3,500      4,000
                            --------   --------   --------   --------   --------
Net interest income
 after provision for
 loan losses                  72,467     71,025     77,782    143,491    150,609

Non-interest income:
Net gain on sales of
 loans and securities             61         27        327         88        517
Mortgage-banking
 activities                    7,040      8,649      2,585     15,688      4,747
Service fees                  17,811     14,681     11,645     32,492     23,244
BOLI                           2,172      2,197      1,684      4,370      3,369
Other                            853        683        552      1,536      1,092
                            --------   --------   --------   --------   --------
Total non-interest
 income                       27,937     26,237     16,793     54,174     32,969
                            --------   --------   --------   --------   --------

Non-interest expense:
Compensation and
 employee benefits            26,728     23,819     23,704     50,547     46,134
Occupancy costs                6,062      5,930      6,066     11,992     11,852
Data processing fees           2,580      2,580      2,561      5,160      5,123
Advertising                    1,743      1,720      1,564      3,463      3,130
Amortization of
 identifiable
 intangible assets               143      1,427      1,684      1,570      3,603
Other                         10,091     10,475      9,492     20,566     19,008
                            --------   --------   --------   --------   --------
  Total non-interest
   expense                    47,347     45,951     45,071     93,298     88,850
                            --------   --------   --------   --------   --------
Income before
 provision for
 income taxes                 53,057     51,311     49,504    104,367     94,728
Provision for income
 taxes                        18,968     18,343     17,821     37,310     34,328
                            --------   --------   --------   --------   --------
Net income                  $ 34,089   $ 32,968   $ 31,683   $ 67,057   $ 60,400
                            ========   ========   ========   ========   ========

Basic earnings
 per share                  $   0.68   $   0.65   $   0.61   $   1.33   $   1.16
                            ========   ========   ========   ========   ========

Diluted earnings
 per share                  $   0.65   $   0.62   $   0.57   $   1.27   $   1.10
                            ========   ========   ========   ========   ========

                        INDEPENDENCE COMMUNITY BANK CORP.
                    Selected Financial Ratios and Other Data
               (In thousands, except ratios and per share amounts)
                                   (Unaudited)

                                                   At or For the Three Months Ended                   At or For the Six Months Ended
                                            ----------------------------------------------------------------------------------------
                                            June 30,            March 31,           June 30,            June 30,          June 30,
                                              2003                2003                2002                2003              2002
                                            --------            ---------           --------            --------          --------
Performance Ratios:

Return on average
 assets (1)                                    1.60%               1.65%               1.60%               1.62%               1.55%
Return on average
 equity (1)                                   14.72%              14.22%              14.16%              14.47%              13.62%

Non-interest
 expense to
 average assets                                2.22%               2.29%               2.28%               2.25%               2.28%

Efficiency
 ratio(2)                                     46.35%              44.87%              45.08%              45.62%              45.57%

Average Balances:

Average shares
 outstanding -
 basic                                   49,787,281          50,693,190          51,822,272          50,237,733          51,874,302
Average shares
 outstanding -
 diluted                                 52,276,967          53,211,261          55,141,152          52,741,611          55,020,647

                                             June 30,    March 31,     June 30,
                                               2003        2003         2002
                                            ---------    ---------    ---------
Capital and Other Ratios:

Book value per share                        $   17.11    $   16.68    $   15.77
Average equity to average assets                10.85%       11.57%       11.33%

Leverage ratio (Bank only)                       8.46%        8.59%        8.43%
Tier 1 risk-based (Bank only)                    9.48%        9.57%       10.29%
Total risk-based capital
 (Bank only)                                    12.62%       10.75%       11.61%

                        INDEPENDENCE COMMUNITY BANK CORP.
                    Selected Financial Ratios and Other Data
               (In thousands, except ratios and per share amounts)
                                   (Unaudited)

                                             June 30,   March 31,   December 31,
                                               2003       2003         2002
                                             --------   ---------   ------------
Loan Portfolio Composition:

Mortgage loans on real estate:
 Single-family residential                 $  262,802   $  302,801   $  348,602
 Cooperative apartment loans                  144,066      175,180      207,677
 Multi-family residential                   2,213,198    2,313,615    2,436,666
 Commercial real estate                     1,328,914    1,305,665    1,312,760
                                           ----------   ----------   ----------
 Total principal balance -
  mortgage loans                            3,948,980    4,097,261    4,305,705
 Less net deferred fees                         6,820        7,117        7,665
                                           ----------   ----------   ----------
Total mortgage loans on real estate         3,942,160    4,090,144    4,298,040
                                           ----------   ----------   ----------

Commercial business loans, net of
 deferred fees                                554,896      568,331      598,267
                                           ----------   ----------   ----------

Other loans:
 Mortgage warehouse lines of credit           786,581      673,202      692,434
 Home equity loans and lines of credit        243,413      198,958      201,952
 Consumer and other loans                      30,770       26,295       26,971
                                           ----------   ----------   ----------
 Total principal balance - other loans      1,060,764      898,455      921,357
 Less net deferred fees                           183          230          291
                                           ----------   ----------   ----------
Total principal balance - other loans       1,060,581      898,225      921,066
                                           ----------   ----------   ----------

Total loans receivable                      5,557,637    5,556,700    5,817,373
                                           ----------   ----------   ----------
Less allowance for loan losses                 78,505       76,787       80,547
                                           ----------   ----------   ----------
Loans receivable, net                      $5,479,132   $5,479,913   $5,736,826
                                           ==========   ==========   ==========

Loans Available-for-Sale Composition:

 Single-family residential                 $    7,436   $    5,054   $    7,576
 Multi-family residential                      54,622       26,125      106,803
                                           ----------   ----------   ----------
Total loans available-for-sale             $   62,058   $   31,179   $  114,379
                                           ==========   ==========   ==========

                        INDEPENDENCE COMMUNITY BANK CORP.
                    Selected Financial Ratios and Other Data
               (In thousands, except ratios and per share amounts)
                                   (Unaudited)

                                             June 30,   March 31,   December 31,
                                               2003       2003         2002
                                             --------   ---------   ------------
Asset Quality:

Non-performing loans:
 Non-accrual loans                         $   49,155   $   50,735   $   38,978
 Loans past due 90 days or more as to:
  Interest and accruing                            50          102          152
  Principal and accruing (3)                      493        1,383        2,482
                                           ----------   ----------   ----------
  Total non-performing loans                   49,698       52,220       41,612
Other real estate owned                             7            7            7
                                           ----------   ----------   ----------
Total non-performing assets                $   49,705   $   52,227   $   41,619
                                           ==========   ==========   ==========

Non-performing assets to total assets            0.55%        0.64%        0.52%
Allowance for loan losses to
 non-performing loans                          157.96%      147.05%      193.57%
Allowance for loan losses to total loans         1.41%        1.38%        1.38%
Net (recoveries) charge offs to
 average loans - quarter ended                  (0.00)%       0.10%        0.05%
Net charge offs to average
 loans - year-to-date                            0.10%        0.10%        0.10%

Deposits:
Core deposits:
 Savings                                   $1,603,620   $1,576,237   $1,574,531
 Money Market                                 238,309      190,043      192,647
 Active Management                            498,375      523,124      495,849
 Interest-bearing demand                      649,257      523,740      493,997
 Non-interest-bearing demand                  676,815      619,957      593,784
                                           ----------   ----------   ----------
Total core deposits                         3,666,376    3,433,101    3,350,808
Certificates of deposit                     1,487,290    1,547,927    1,589,252
                                           ----------   ----------   ----------
Total deposits                             $5,153,666   $4,981,028   $4,940,060
                                           ==========   ==========   ==========

                        INDEPENDENCE COMMUNITY BANK CORP.
                    Selected Financial Ratios and Other Data
               (In thousands, except ratios and per share amounts)
                                   (Unaudited)

                                                                        For the Three Months Ended
                                                                        --------------------------
                                              June 30, 2003                    March 31, 2003                  June 30, 2002
                                       ----------------------------     ----------------------------     -------------------------
                                        Average                          Average                         Average
                                        Balance             Rate(1)      Balance             Rate(1)     Balance          Rate(1)
                                       ---------            -------     ----------           -------     -------          --------
Net Interest Margin:
Interest-earning
 assets:
 Loans receivable:
  Mortgage loans                       $4,086,979            6.83%      $4,249,173            6.97%      $4,517,691            7.35%
  Commercial
   business loans                         566,310            6.26          561,195            7.03          762,217            6.66
  Mortgage warehouse
   lines of credit                        657,749            4.48          602,964            4.42          301,960            4.62
  Consumer and other
   loans                                  248,530            5.94          228,122            6.23          197,909            7.00
                                       ----------                       ----------                       ----------
 Total loans                            5,559,568            6.46        5,641,454            6.67        5,779,777            7.10
 Mortgage-related
  securities                            1,673,525            3.77        1,130,682            4.31        1,216,267            5.95
 Investment
  securities                              331,884            4.82          235,823            4.40          141,810            5.54
 Other interest-
  earning assets                          261,536            2.57          311,515            2.62          189,520            2.93
                                       ----------                       ----------                       ----------
Total interest-
 earning assets                         7,826,513            5.68        7,319,474            6.06        7,327,374            6.77
                                                             ----                             ----                             ----
Non-interest-
 earning assets                           709,540                          696,258                          573,136
                                       ----------                       ----------                       ----------
Total assets                           $8,536,053                       $8,015,732                       $7,900,510
                                       ==========                       ==========                       ==========

Interest-bearing
 liabilities:
 Deposits:
  Savings deposits                      1,809,304            0.55        1,753,119            0.69        1,767,385            1.31
  Interest-bearing
   demand deposits                      1,196,858            0.77        1,077,234            0.99          985,592            1.22
  Certificates of
   deposit                              1,513,495            2.28        1,567,361            2.43        1,718,727            2.87
                                       ----------                       ----------                       ----------
   Total interest-
   bearing deposits                     4,519,657            1.19        4,397,714            1.38        4,471,704            1.89
  Non-interest-
   bearing demand
   deposits                               651,425              --          610,247              --          511,868              --
                                       ----------                       ----------                       ----------
 Total deposits                         5,171,082            1.04        5,007,961            1.21        4,983,572            1.69
 Cumulative trust
  preferred
  securities                                   --              --               --              --           10,819            9.71
 Subordinated notes                        17,936            3.81               --              --               --              --
 Total borrowings                       2,250,242            4.23        1,933,050            4.76        1,886,681            4.89
                                       ----------                       ----------                       ----------
Total interest-
 bearing
 liabilities                            7,439,260            2.01        6,941,011            2.20        6,881,072            2.58
                                                             ----                             ----                             ----
Non-interest-
 bearing liabilities                      170,449                          147,049                          124,475
                                       ----------                       ----------                       ----------
Total liabilities                       7,609,709                        7,088,060                        7,005,547
Total stockholders'
 equity                                   926,344                          927,672                          894,963
                                       ----------                       ----------                       ----------
Total liabilities
 and stockholders'
 equity                                $8,536,053                       $8,015,732                       $7,900,510
                                       ==========                       ==========                       ==========

Net interest-
 earning assets                        $  387,253                       $  378,463                       $  446,302
                                       ==========                       ==========                       ==========

Interest rate
 spread (1)                                                  3.67%                            3.86%                            4.19%
                                                             ====                             ====                             ====
Net interest
 margin (1)                                                  3.77%                            3.97%                            4.35%
                                                             ====                             ====                             ====
Average interest-
 earning assets
 to average interest-
 bearing liabilities                                       105.21%                          105.45%                          106.49%
                                                           ======                           ======                           ======

                        INDEPENDENCE COMMUNITY BANK CORP.
                    Selected Financial Ratios and Other Data
               (In thousands, except ratios and per share amounts)
                                   (Unaudited)

                                               For the Six Months Ended
                                     -------------------------------------------
                                         June 30, 2003          June 30, 2002
                                     ---------------------  --------------------
Net Interest Margin:                   Average               Average
                                       Balance     Rate(1)   Balance     Rate(1)
                                     ----------    -------  ----------   -------
Interest-earning assets:
 Loans receivable:
  Mortgage loans                     $4,167,628     6.90%   $4,525,443    7.41%
  Commercial business loans             563,767     6.64       725,978    6.65
  Mortgage warehouse lines of
   credit                               630,508     4.45       322,506    4.64
  Consumer and other loans              238,382     6.08       189,772    7.11
                                     ----------             ----------
 Total loans                          5,600,285     6.56     5,763,699    7.15
 Mortgage-related securities          1,403,603     3.99     1,076,895    5.99
 Investment securities                  284,118     4.64       139,693    5.45
 Other interest-earning assets          286,388     2.59       231,311    2.71
                                     ----------             ----------
Total interest-earning assets         7,574,394     5.86     7,211,598    6.80
                                                    ----                  ----
Non-interest-earning assets             702,936                573,644
                                     ----------             ----------
Total assets                         $8,277,330             $7,785,242
                                     ==========             ==========
Interest-bearing liabilities:
 Deposits:
  Savings deposits                    1,781,367     0.62     1,728,908    1.35
  Interest-bearing demand deposits    1,137,377     0.87       957,381    1.28
  Certificates of deposit             1,540,279     2.35     1,758,686    3.06
                                     ----------             ----------
  Total interest-bearing deposits     4,459,023     1.28     4,444,975    2.01
  Non-interest-bearing demand
   deposits                             630,950       --       487,897      --
                                     ----------             ----------
 Total deposits                       5,089,973     1.12     4,932,872    1.81
 Cumulative trust preferred
  securities                                 --     0.00        10,942    9.57
 Subordinated notes                       9,018     3.81            --      --
 Total borrowings                     2,092,522     4.47     1,830,486    5.00
                                     ----------             ----------
Total interest-bearing liabilities    7,191,513     2.10     6,774,300    2.69
                                                    ----                  ----
Non-interest-bearing liabilities        158,813                124,012
                                     ----------             ----------
Total liabilities                     7,350,326              6,898,312
Total stockholders' equity              927,004                886,930
                                     ----------             ----------
Total liabilities and
 stockholders' equity                $8,277,330             $7,785,242
                                     ==========             ==========

Net interest-earning assets          $  382,881             $  437,298
                                     ==========             ==========
Interest rate spread (1)                            3.76%                 4.11%
                                                    ====                  ====
Net interest margin (1)                             3.87%                 4.27%
                                                    ====                  ====
Average interest-earning
 assets to average interest-
 bearing liabilities                              105.32%               106.46%
                                                  ======                ======

(1)   Presented on an annualized basis.

(2) Reflects in each period presented adjusted operating expense (net of amortization of identifiable intangible assets) as a percent of the aggregate of net interest income and adjusted non-interest income (excluding gains and losses on the sales of loans and securities). Amortization of identifiable intangible assets is excluded from the calculation since it is a non-cash expense and gains and losses on the sales of loans and securities are excluded since they are generally considered by the Company's management to be non-recurring in nature. The operating efficiency ratio is not a financial measurement required by generally accepted accounting principles in the United States of America. However, the Company believes such information is useful to investors in evaluating the Company's operations.

(3) Reflects loans that are 90 days or more past maturity, which continue to make payments on a basis consistent with the original repayment schedule.

CONTACT: Kathleen A. Hanrahan   Frank W. Baier          John B. Zurell
         First Vice President,  Senior Vice President   Chief Financial
         Investor Relations     and Treasurer           Officer
         (718) 722-5400         (718) 923-3506          (718) 722-5420


                                    Page 19